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                                                                    Exhibit (e)

                           TERMS AND CONDITIONS OF
                         DIVIDEND REINVESTMENT PLAN

1. You, State Street Bank and Trust Company, will act as Agent for me, and will open an account for me under the Dividend Reinvestment Plan (the "Plan") in the same name as my present shares are registered, and put the Plan into effect for me ("Participant") as of the first record date for a dividend or capital gains distribution after you receive my election to participate in the Plan in writing or via telephone.

2. Whenever Van Kampen American Capital Senior Income Trust (the "Fund") declares a distribution from capital gains or an income dividend payable in cash, you shall apply the amount of such dividend or distribution payable to me (less my pro rata share of brokerage commissions incurred in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of shares of beneficial interest of the Fund ("Shares") for my account. Such purchases shall be made on or shortly after the payable date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law.

3. For all purposes of the Plan, the market value of the Fund's shares of beneficial interest on a particular date shall be the last sales price on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date.

4. Open-market purchases provided for above may be made on any securities exchange where the Fund's shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase Shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Shares of the Fund acquired for my account. For the purposes of purchases in the open market you may aggregate my purchase with those of other Participants, and the average price (including brokerage commissions) of all Shares purchased by you shall be the price per Share allocable to me.






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5.   You may hold my Shares acquired pursuant to this Plan, together with the
     Shares of other Participants acquired pursuant to this Plan, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any Shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full Shares held by you.

6. You will confirm to me each acquisition made for my account as soon as practicable but not later than 45 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination.

7. Any dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

8. Your service fee for handling capital gains distributions or income dividends will be paid by the Fund. I will be charged a pro rata share of brokerage commissions on all open-market purchases.

9. I may terminate my account under the Plan by notifying you in writing or by telephone. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective after the investment of the current dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full shares held for me and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing or by telephone in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds.



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10.  After terminating my account under the Plan, I may reopen my account at any time by notifying you in writing or by telephone. If electing to so reopen my account, you will reopen my account in the same manner as set forth in Paragraph 1 above, and will put the Plan into effect for me as of the first record date for a dividend on capital gains distribution after you receive authorization in writing or via telephone from me.

11. These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for my account, all dividends and distributions payable on shares of beneficial interest of the Fund held in my name or under the Plan for retention or application to such successor Agent as provided in these terms and conditions.

12. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

13. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

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